Exhibit 99.3

Letterhead of People’s Government of Yangkou Town, Shouguang City

Notice Letter

To: Shouguang Yuxin Chemical Industry Co., Limited (the “Company”)

In order to improve the development level of chemical industry, curb the safety production and environmental pollution accidents effectively, and ensure the quality of living environment of our residents, based on the spirit of central government’s environmental supervision and the opinions of the municipal environmental protection department, the security supervision department, the fire department and other related departments, It is now decided to relocate the chemical enterprises which are in line with the continuous production to Bohai Marine Fine Chemical Industry Park and shut down all of the chemical enterprises which are not in compliance with the requirements of safety and environmental protection.

The Company belongs to the enterprises that need relocating in that the Company’s operating plant is located in the 2nd living area of Qinghe Oil Extraction Plant, which has certain impact on the life of surrounding residents. The Company shall not engage in any production activities anymore in the original operating plant. The Company may resume its normal production activities after it is relocated in the chemical industry park and has the qualified acceptances of the environmental protection department, the security supervision department, the fire department and other related departments.

The Company shall make and relocation plan as soon as it receive this notice and complete the relocation task as soon as possible.

People’s Government of Yangkou Town, Shouguang City (Seal)

November 24, 2017